EXHIBIT 10.2

TD AMERITRADE HOLDING CORPORATION

AMENDMENT TO FREDRIC J. TOMCZYK EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Fredric J. Tomczyk (“Executive”) and TD Ameritrade Holding Corporation (the “Company,” and together with Executive, the “Parties”) on the dates set forth below.

WHEREAS, the Parties entered into an amended and restated employment agreement dated May 18, 2008 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement to come into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and guidance promulgated thereunder (together, “Section 409A”).

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Employment Agreement is hereby amended as follows.

1. Release of Claims. Section 9(a) of the Employment Agreement is amended and restated in its entirety to provide the following:

“(a) Conditions to Receipt of Severance. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation and release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release were executed as of the Effective Date (the “Release”). The Release must become effective and irrevocable no later than sixty (60) days following Executive’s termination of employment with the Company (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. The Company agrees that it will execute and deliver to Executive said Release no later than eight (8) days after it receives a copy of such agreement executed by Executive. Company agrees that it will be bound by such Release and that same will become effective from and after the “Effective Date” thereof (as defined in Section 28 of such Release), even if Company fails or refuses to execute and deliver same to Executive. The receipt of any severance pursuant to Section 8 will also be subject to, during the Employment Term and the Restricted Period, Executive complying with the non-solicitation and non-competition requirements of Section 9(b). Provided that the Release becomes effective and irrevocable by the Release Deadline Date, the severance payments set forth in Section 8 will be paid on, or in the case of installments, will commence on, the sixtieth (60th) day following Executive’s termination of employment with the Company, and any severance payments otherwise payable to Executive during the sixty (60) day period immediately following Executive’s termination of employment with the Company will be paid in a lump sum to Executive on the sixtieth (60th) day following Executive’s termination of employment with the Company, with any remaining payments to be made as provided in this Agreement. For purposes of this Agreement, any reference to Executive’s termination of employment with the Company will mean a separation from service within the meaning of Section 409A of the Code.”

2. Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

3. Entire Agreement. This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5. Governing Law. This Amendment will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, on the dates set forth below.

TD AMERITRADE HOLDING CORPORATION		EXECUTIVE

EVP, Chief Human Resources Officer		/s/ Fredric J. Tomczyk

By:	/s/ Karen Ganzlin

Date:	December 19, 2012	Date:	December 19, 2012